EXHIBIT 4.05

NOTE PURCHASE AGREEMENT

BY AND BETWEEN

FLEXTRONICS INTERNATIONAL LTD.

AND

THE PURCHASERS NAMED HEREIN

March 2, 2003

     This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of this      th day of March 2, 2003, by and among Flextronics International Ltd., a Singapore company (the “Company”), acting through its branch office in Hong Kong, and the purchasers named in Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

     WHEREAS, the Company has authorized the issuance of up to U.S.$200 million aggregate principal amount of its Convertible Junior Subordinated Notes due 2008 in the form attached hereto as Exhibit B (the “Notes”), which Notes shall be convertible into authorized but unissued ordinary shares, S$0.01 par value per share, of the Company (the “Ordinary Shares”);

     WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company the aggregate principal amount of Notes as is set forth opposite its name in Exhibit A hereto;

     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

     1.     Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For purposes of this Agreement, Integral Capital Partners VI, L.P. shall not be considered an Affiliate of Silver Lake, Silver Lake Investors Cayman, L.P. or Silver Lake Technology Investors Cayman, L.P.

     “Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

     “Board of Directors” means the Board of Directors of the Company.

     “Claims” has the meaning set forth in Section 8.7(a) hereof.

     “Closing” has the meaning set forth in Section 2.2 hereof.

     “Closing Date” has the meaning set forth in Section 2.2 hereof.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” has the meaning set forth in Section 10.11 hereof.

     “Control” (including the terms “controlling” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     “Financial Statements” has the meaning set forth in Section 3.7(b) hereof.

     “Forced Conversion” means a conversion of Notes into Ordinary Shares at the Company’s option pursuant to Section 4(c) of the Note.

     “GAAP” has the meaning set forth in Section 3.7(b) hereof.

     “Holder” means each Purchaser and any other holder of Registrable Securities (including any Permitted Transferees of such Purchaser or its Affiliates) entitled to the rights, and bound by the obligations, of this Agreement.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indemnified Parties” has the meaning set forth in Section 8.7(a) hereof.

     “Indenture” means, collectively, the indentures relating to the Company’s 8 3/4 % Senior Subordinated Notes due 2007, 9 7/8% Senior Subordinated Notes due 2010 and its 9 3/4% Senior Subordinated Notes due 2010, as each may be amended, modified, renewed, restated, refunded, replaced or refinanced from time to time.

     “Intellectual Property” means: patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor and all legal or common-law equivalents of any of the foregoing; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof), common-law copyrights and rights of authorship including all rights to exploit any of the foregoing in any media and by any manner and means now known or hereafter devised; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases, and all legal or common-law equivalents thereof; rights in domain names and domain name reservations; and rights in trade secrets, proprietary information and know-how.

     “Irreparable Breach” has the meaning set forth in Section 10.6(c).

     “Liens” means pledges, adverse title claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     “Material Adverse Effect” means, collectively, a material adverse effect on, or a material adverse change in, or group of such effects (taken in the aggregate) on or changes in, (i) the business or financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement.

     “NASD” means the National Association of Securities Dealers, Inc.

     “Permitted Transfer” has the meaning set forth in Section 7.1(a) hereof.

     “Permitted Transferee” has the meaning set forth in Section 7.2 hereof.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

     “Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

     “Registrable Securities” means any Ordinary Shares issued or issuable upon conversion of the Notes held by any Holder. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (c) such securities shall have ceased to be outstanding.

     “Registration Expenses” means any and all expenses incident to performance of or compliance with Section 8 of this Agreement, including (a) all SEC and securities exchange or NASD registration and filing fees, (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or NASD pursuant to Section 8.3(g) and all rating agency fees, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any “cold comfort” letters required by or incident to such performance and compliance, (f) the reasonable fees and disbursements of counsel selected pursuant to Section 8.9, and (g) any fees and disbursements of underwriters customarily paid by the issuers of securities in similar transactions, but excluding underwriting discounts and commissions and transfer taxes, if any.

     “Representatives” has the meaning set forth in Section 10.11 hereof.

     “Restricted Period” has the meaning set forth in Section 7.1(a) hereof.

     “SEC” shall mean the Securities and Exchange Commission.

     “SEC Reports” means the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002, the Company’s Proxy Statement on Schedule 14A, filed on July 19, 2002, for its 2002 Annual General Meeting of Shareholders, and

any Current Reports on Form 8-K filed by the Company on or after April 1, 2002, together in each case with any documents incorporated by reference therein or exhibits thereto.

     “Securities” shall mean the Notes and the Ordinary Shares issuable upon conversion of the Notes.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     “Silver Lake” shall mean Silver Lake Partners Cayman, L.P.

     “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     “Suspension” has the meaning set forth in Section 8.6 hereof.

     “Suspension Notice” has the meaning set forth in Section 8.6 hereof.

     “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

     “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

     “Transfer” has the meaning set forth in Section 7.1(a) hereof.

     2.     Authorization, Purchase and Sale of Notes.

               2.1.      Authorization, Purchase and Sale. The Company has authorized the issuance of the Notes and the Ordinary Shares issuable upon conversion of the Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the heading “Principal Amount of Notes to be Purchased” on Exhibit A hereto, at a purchase price equal to the principal amount of Notes purchased.

          2.2.      Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Fenwick & West LLP on March 19, 2003 or on such other date as is mutually agreed to by the Company and the Purchasers (the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser one or more Note(s) in the aggregate principal amount as set forth opposite such Purchaser’s name on Exhibit A, against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company not less than three (3) business days prior to the Closing Date.

     3.     Representations and Warranties of the Company. Except as set forth in the SEC Reports, the Company hereby represents and warrants to each of the Purchasers as follows:

          3.1.      Organization and Power; Subsidiaries.

          (a)     The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where relevant) under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failures of such Subsidiaries to be so organized or existing, or of the Company or its Subsidiaries to be in good standing or to have such power and authority or to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)     Exhibit 21.01 to the Company’s Annual Report on Form 10-K included in the SEC Reports includes all the Subsidiaries of the Company which as of the date of filing thereof were Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.01, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

          3.2.      Capitalization.

          (a)     As of the date of this Agreement, the authorized capital shares of the Company consist of 1,500,000,000 Ordinary Shares. As of February 27, 2003, the total number of (i) outstanding Ordinary Shares was 519,150,045, (ii) Ordinary Shares issuable pursuant to options and other rights to acquire Ordinary Shares was 58,144,381 and (iii) Ordinary Shares maintained for future issuance under the Company’s Benefit Plans was 13,276,305. All such Ordinary Shares have been duly authorized, and all such issued and outstanding Ordinary Shares have been validly issued, are fully paid and nonassessable and free of any preemptive rights. For the purposes of this Section 3.2(a) and Section 3.4 hereof, the term “nonassessable” means under Singapore law that holders of such Ordinary Shares, have fully paid up all amounts due on such Ordinary Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacity purely as holders of such Ordinary Shares.

          (b)     Except as set forth in or contemplated by the SEC Reports or this Agreement, and except for the issuance of options and other rights to purchase Ordinary Shares pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital shares of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such capital shares or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares or other equity interests.

          (c)     The Company has not made or issued any dividends or other distributions in cash or capital shares with respect to any of its capital shares since March 31, 2002.

          (d)     Except as set forth in the SEC Reports or this Agreement, and except for “shelf registration” rights granted by the Company in connection with the Company’s acquisition of other entities or businesses, the Company has not granted to any Person the right to require the Company to register Ordinary Shares on or after the date of this Agreement. The Company has not granted to any Person the right to require the Company to register Ordinary Shares on or after the date of this Agreement that would adversely affect the rights of the Holders to register Ordinary Shares granted hereunder, or that would give any such Person the right to participate in a registration of Ordinary Shares by the Holders pursuant to Section 8.1.

          3.3.      Authorization. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and the Notes. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated herein has been taken. The execution, delivery and performance of this Agreement and the Notes by the Company, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein do not require any approval of the Company’s shareholders (other than such approval as has already been obtained). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.4.      Valid Issuance. The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms. At or prior to the Closing, the Company will have available for issuance the Ordinary Shares initially issuable upon conversion of the Notes. The Ordinary Shares to be issued upon conversion of the Notes have been duly authorized, and upon conversion of the Notes all such Ordinary Shares will be validly issued, fully paid and nonassessable and free of any preemptive rights. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Notes will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States and of Singapore. The Company is eligible to file as of the date hereof a registration statement on Form S-3 under the Securities Act and has filed with the SEC in a timely manner all reports required to be filed since January 1, 2002.

          3.5.      No Conflict. The execution, delivery and performance of this Agreement and the Notes by the Company, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under (i) any provision of the Memorandum and New Articles of Association of the Company or the equivalent governing documents of its Subsidiaries or (ii) any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          3.6.      Consents. All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of applicable waiting period under the HSR Act in connection with the issuance of Ordinary Shares upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          3.7.      SEC Reports; Financial Statements.

          (a)     The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since April 1, 2001. No Subsidiary of the Company is required to file any form, report, registration statement, prospectus or other document with the SEC. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (and (or or, in the case of reports under the Securities Act) if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (b)     The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the period therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate are not expected to be material).

          (c)     Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since December 31, 2002 and (ii) liabilities for Taxes.

          3.8.     Absence of Certain Changes. Since March 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practice and there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

          3.9.     Absence of Litigation. There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any governmental body against the Company in which an unfavorable outcome, ruling or finding in any said matter, or for all such matters taken as a whole, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality that would reasonably be expected to have a Material Adverse Effect.

          3.10.     Compliance with Law. Neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          3.11.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries owns, or possesses sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) the use by the Company and its Subsidiaries of any Intellectual Property used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe on or otherwise violate the rights of any Person, (c) the use of any licensed Intellectual Property by the Company or its Subsidiaries is in accordance with applicable licenses pursuant to which the Company or such Subsidiary acquired the right to use such Intellectual Property; and (d) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the

Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries.

          3.12.     Employee Benefits. With respect to each Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, in each case under ERISA, the Code, or any other applicable law, rule or regulation. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material collective bargaining agreements relating to its employees. There is no material labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.

          3.13.     Taxes. The Company and each of its Subsidiaries have filed all Tax Returns (as defined below) required to have been filed (or extensions have been duly obtained) and have paid all Taxes (as defined below) required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.14.     Brokers or Finders. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.15.     Nasdaq National Market. The Ordinary Shares are registered pursuant to Section 12(g) of the Exchange Act and are listed on the Nasdaq National Market, and, except as contemplated by this Agreement, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from Nasdaq National Market, nor has the Company received any notification that the SEC or the NASD is contemplating terminating such registration or listing.

          3.16.     No Manipulation. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Ordinary Shares to facilitate the transactions contemplated hereby or the sale or resale of the Ordinary Shares.

          3.17.     Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

           3.18.     General Solicitation; No Integration. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

     4.          Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

          4.1.     Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

          4.2.     Authorization. Such Purchaser has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and the Notes. All partnership action on the part of such Purchaser or its partners necessary for the authorization, execution, delivery and performance of this Agreement and the Notes and the consummation of the other transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3.     No Conflict. The execution, delivery and performance of this Agreement and the Notes by such Purchaser, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business or financial condition, assets, liabilities, properties or results of operations of such Purchaser or on the ability of such Purchaser to perform its obligations under this Agreement (a “Purchaser Adverse Effect”).

          4.4.     Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Ordinary Shares upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of applicable waiting period under the HSR Act in connection with the issuance of Ordinary Shares upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

          4.5.     Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

          4.6.     Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities for its own account, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Except as contemplated by this Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities. Such Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Securities.

          4.7.     Investor Status. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Notes, such Purchaser will be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Notes for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

          4.8.     Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The Purchasers understand that no prospectus in connection with the issue and offering of the Notes has been registered with the Monetary Authority of Singapore and that the Notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may any document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes be circulated or distributed, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

     5.          Covenants.

          5.1.     Governmental Approvals. As soon as practicable after the execution of this Agreement, the Company and each Purchaser shall file all applications and reports and take such other action which is reasonably required to be taken or filed with any governmental authority in connection with the issuance of the Notes, the conversion of the Notes into Ordinary Shares so long as the Notes remain outstanding and the consummation of the other transactions contemplated by this Agreement and the Notes. The Company and each Purchaser shall give all additional notices to third parties and take other action reasonably required to be or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with with the issuance of the Notes, the conversion of the Notes into Ordinary Shares so long as the Notes remain outstanding and the consummation of the other transactions contemplated by this Agreement and the Notes.

          5.2.     HSR Approval. The Company and the Purchasers acknowledge and agree that one or more filings under the HSR Act will be necessary in connection with the issuance of Ordinary Shares upon conversion of the Notes. Promptly upon the request of the Company or any Holder of the Notes, to the extent a filing is required under the HSR Act in connection with a proposed conversion of Notes by such Holder or the Company, the Company and each Purchaser shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, in connection with the issuance of Ordinary Shares upon conversion of the Notes and shall cooperate with the each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice. The Company shall pay the filing fees associated with the filing of the HSR Act notifications on behalf of itself and each Purchaser.

          5.3.     Shares Issuable Upon Conversion. The Company will at all times have and keep available for issuance such number of Ordinary Shares as shall be sufficient to permit the conversion of the Notes into Ordinary Shares as provided for in the Notes, including as may be adjusted for share splits, combinations or other similar transactions. The Company will cause the Ordinary Shares issuable upon conversion of the Notes to be listed with The Nasdaq National Market and any other securities exchange on which the Ordinary Shares are then listed.

          5.4.     Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and the conversion of the Notes into Ordinary Shares and the consummation of the other transactions contemplated hereby, including taking any action to facilitate the filing any document or the taking of any action to assist the other parties hereto in complying with the terms of Sections 5.1, 5.2 and 5.3 hereof.

          5.5.     Board Designee.

          (a)     On the Closing Date, the Company shall expand its Board of Directors by one member and Silver Lake shall have the right to designate one (1) nominee (the “Board Designee”) to the Board of Directors, who shall be acceptable to the Company (including the Nominating Committee of the Board of Directors) in its good faith discretion. The Company shall cause the Board Designee to become a member of the Board of Directors on the Closing

Date. The Board Designee shall timely comply will all applicable regulatory filing and other requirements under Singapore law, in connection with such appointment. The Board Designee will first be required to stand for re-election at the Company’s 2003 annual general meeting of shareholders. The Board Designee will receive all written materials and other information provided by the Company to the members of the Board of Directors in their capacity as such. If the Company forms an executive committee (or a committee having substantially all the general powers normally held by the board of directors of a company), such committee shall at all times include the Board Designee. The Company shall nominate the Board Designee for re-election as a director at the end of each term of such Board Designee (whether upon such Board Designee being required to retire under the terms of the Company’s Articles of Association or otherwise) as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same level of support for the Board Designee as it provides to any other person standing for election as a director of the Company as part of such slate proposed by the Company, so long as Silver Lake and its Affiliates, collectively, hold not less than fifty percent (50%) of the Notes (or the Ordinary Shares issuable upon conversion thereof) issued to Silver Lake and its Affiliates on the Closing Date. Once a person has been determined by the Company (including the Nominating Committee of the Board of Directors) to be acceptable as the Board Designee by the Company in its good faith discretion as provided above, such person shall remain the Board Designee until his resignation, death or disability. In the event that a vacancy is created on the Company’s Board of Directors at any time by the resignation, death or disability of the Board Designee, so long as Silver Lake and its Affiliates, collectively, hold not less than fifty percent (50%) of the Notes (or the Ordinary Shares issuable upon conversion thereof) issued to Silver Lake and its Affiliates on the Closing Date, Silver Lake may select another person as Board Designee to fill the vacancy created thereby, who shall be acceptable to the Company (including the Board of Directors and the Nominating Committee of the Board of Directors) in its good faith discretion, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

          (b)     The Board designee shall be reimbursed for his or her out-of-pocket expenses incurred in connection with his or her participation as a member of the Board of Directors, in a manner consistent with the Company’s policies for reimbursing such expenses of the members of the Board of Directors. In addition, the Board Designee, in his capacity as a non-employee member of the Board of Directors, shall be entitled to the same compensation as to which all non-employee members of the Board of Directors are entitled, in their capacity as such, subject to compliance with all applicable law. The Company shall indemnify the Board Designee to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law.

          (c)     To the extent that the Notes become convertible into shares or other securities of a Person other than the Company pursuant to the provisions of Section 4(j) of the Note (a “Successor Entity”) in a transaction that does not constitute a “Change of Control” as such term is defined in the Notes, the obligations of the Company pursuant to this Section 5.5 will be assumed by such Successor Entity, and the Board Designee will become a member of the board of directors of such Successor Entity.

           (d)     All obligations of the Company pursuant to this Section 5.5 shall terminate at such time as Silver Lake and its Affiliates, collectively, hold less than fifty percent (50%) of the Notes (or the Ordinary Shares issuable upon conversion thereof) issued to Silver Lake and its Affiliates on the Closing Date.

          5.6.     Financial Statements and Other Information. As long as the Notes remain outstanding, the Company shall make available (including via the SEC’s EDGAR database or the Company’s website) to the Purchasers:

          (a)     within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

          (b)     within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with GAAP, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

          (c)     to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to file such reports, any reports pursuant to Section 13 or 15(d) of the Exchange Act , actually filed by the Company with the SEC; and

          (d)     any other financial statements, reports or notices, copies of such financial statements, reports or notices as soon as available to the extent the Company is required by the terms of the Indenture to deliver to the holders of the debt instruments issued thereunder. While the Notes remain outstanding (or the Purchasers continue to hold the Ordinary Shares issued upon conversion thereof), the Purchasers shall also have the right to request and receive such information regarding the Company’s and its Subsidiaries’ consolidated results of operations, financial condition, business and operations as the Purchasers shall reasonably request.

          5.7.     Covenant Pending the Closing.Between the date of this Agreement and the Closing Date, (i) the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of making incorrect, in any material respect, any of the Company’s representations or warranties or which has the effect of rendering any of the Company’s covenants incapable of performance, (ii) the Company will not take any action that if taken after the Closing would result in an adjustment to the Conversion Price (as defined in the Notes) and (iii) the Purchasers will promptly advise the Company of any action or event of which they become aware which has the effect of making incorrect, in any material respect, any of the Purchasers’ representations or warranties or which has the effect of rendering any of the Purchasers’ covenants incapable of performance.

          5.8.     Change of Securities. In the event that, following the Closing, the Notes become convertible or exchangeable into any securities other than Ordinary Shares pursuant to the terms of the Notes (“Other Securities”), for the purposes of Sections 1, 5, 7, 8, and 10 of this Agreement, references to Ordinary Shares shall be deemed to include such Other Securities from and after such time.

     6.          Conditions Precedent.

          6.1.     Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:

          (a)     The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

          (b)     The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date, including without limitation pursuant to Section 10.8 hereof.

          (c)     Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

          (d)     The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

          (e)     Each Purchaser shall have received from the Company’s U.S. counsel, Fenwick & West LLP, an opinion to the effect set forth in Exhibit C, and from the Company’s Singapore counsel, Allen & Gledhill, an opinion to the effect set forth in Exhibit D.

          (f)     The Purchaser identified in Exhibit E shall have received from the Company an executed letter agreement to the effect set forth in Exhibit E (the “Rights Letter”);

          (g)     All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          6.2.     Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the

Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

          (a)     The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

          (b)     Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

          (c)     The Company shall have received a certificate, dated the Closing Date, on behalf of each Purchaser, signed by an officer thereof, certifying on behalf of each Purchaser that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.

          (d)     The sale of the Notes by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

     7.          Transfer of the Securities.

          7.1.     Transfer Restrictions.

          (a)     No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber (collectively, “Transfer”) any of the Securities during the period commencing on the Closing Date and ending on one-year anniversary of the Closing Date (such one-year period, the “Restricted Period”), except for Transfers (i) to an Affiliate of such Purchaser or any Person who is a limited partner of such Purchaser (whether or not in its capacity as such), in each case that delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is subject to the obligations of this Agreement (including the obligations contained in this Section 7), (ii) which have been consented to in writing by the Company, (iii) pursuant to a tender or exchange offer, (iv) pursuant to a merger, consolidation or reorganization to which the Company is a party or (v) after the commencement of any case or similar proceeding by or against the Company under any bankruptcy law (the Transfers described in clauses (i) through (v) above are collectively referred to as “Permitted Transfers”). For the avoidance of doubt, the conversion of the Notes into Ordinary Shares shall not be considered a Transfer.

          (b)     Following the Restricted Period, no Purchaser may Transfer any of the Securities except pursuant to (i) a Permitted Transfer, (ii) an effective registration statement under the Securities Act or (iii) an available exemption from registration under the Securities Act and applicable state securities laws and (in the case of (iii) only), if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company, at the expense of the Company, to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

          (c)     The restrictions on Transfer contained in this Section 7.1 and the restrictions on Transfer under applicable securities laws are the only restrictions on Transfer that shall apply to the Purchasers, and the Purchasers shall not be subject to any further restrictions on Transfer, except that any Purchaser that is an Affiliate of any member of the Board of Directors of the Company will be subject to the rules or policies of the Company that relate to possession of material non-public information that could lead to violations of securities law and are generally applicable to members of the Board of Directors. The Purchasers may obtain any pre-approval of Transfers required under such policies from the Company by sending an email inquiry to each of the representatives of the Company identified by the Company from time to time by written notice to the Purchasers (which shall always include no fewer than three (3) such representatives) prior to 4:00 p.m. Pacific Time on any business day, and a representative of the Company shall provide a response to such email inquiry no later than 10:00 a.m. Pacific Time on the next business day, and if no such response is received by such time then the pre-approval shall be deemed to have been granted by the Company.

          7.2.     Transfers of Rights and Obligations Hereunder Permitted. Subject to compliance with the restrictions contained in Section 7.1, the Purchasers may transfer their rights under this Agreement (other than their rights under Section 5.5 hereof and their rights pursuant to the Rights Letter) to any transferee of Securities who agrees in writing to be bound by and subject to the provisions of this Agreement and who delivers an executed counterpart signature page to this Agreement (such a transferee, a “Permitted Transferee”).

          7.3.     Legends. Each instrument representing any of the Securities shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Securities represented by any such instrument without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such instrument:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND, IF APPLICABLE, ANY SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE NOTE PURCHASE AGREEMENT, DATED AS OF          , 2003, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.”

     8.          Registration Rights.

          8.1.     Shelf Registration Statement. (a) The Company shall prepare and file, and shall use its commercially reasonable efforts to cause to be declared effective by the SEC by no later than the last day of the Restricted Period, a registration statement (the “Shelf Registration Statement”) under Rule 415 of the Securities Act covering all the Registrable Securities held by, or issuable upon conversion of the Notes held by, all Holders who have delivered to the Company the information requested by the Company pursuant to Section 8.5, and the Company shall keep such Shelf Registration Statement effective until the earlier of (i) the date on which no Registrable Securities remain outstanding, (ii) the date on which all the Registrable Securities have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act (or any similar provision then in force) or (iii) the date which is five years after the date of this Agreement or, if payment of the Note is to be made by the Company at the Final Maturity Date (as defined in the Note) in Ordinary Shares, 180 days after such five-year date. The Holders will only offer and sell Registrable Securities in a transaction that is covered by the plan of distribution specified in the Shelf Registration Statement or is exempt from registration under the Securities Act.

          (b)     Each Holder shall, to the extent practicable, endeavor to provide the Company with reasonable prior written notice to the Company of its intention to sell Registrable Securities under the Shelf Registration Statement so that the Company can determine if it needs to deliver a Suspension Notice pursuant to Section 8.6(a) hereof or supplement the Shelf Registration Statement. Such notice by the Holder shall in any event be provided not less than one (1) business day prior to such Holder effecting any such sale. The Holders may provide such notice by sending an email to each of the representatives of the Company identified by the Company from time to time by written notice to the Purchasers (which shall always include no fewer than three (3) such representatives) no later than 4:00 p.m. Pacific Time on any business day, which notice may contemplate possible sales by the Holder over a period of time not to exceed one (1) week and which is not required to specify the number of Registrable Securities proposed to be sold, the method of distribution or the proposed purchaser. The delivery of notice to the Company pursuant to this Section 8.1(b) will not obligate the Holder to make any proposed sales.

          (c)     At the request of the Holders, the Shelf Registration Statement may involve an underwritten offering or any other plan of distribution desired by the Holders, provided that the minimum aggregate sales price of the Registrable Securities proposed to be sold in such underwritten offering shall be equal to or greater than $100 million. In the event of an underwritten offering pursuant to this Section 8.1, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities that have been registered pursuant to the Shelf Registration Statement; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

          8.2.     Piggyback Registrations.

          (a)     If the Company shall determine to offer any of its Ordinary Shares either for its own account or for the account of other shareholders for cash in an underwritten offering and in an manner that would also permit the sale of Registrable Securities under the Securities Act (but not including any offerings under a shelf registration under Rule 415 (or any successor rule) to the extent the inclusion of Registrable Securities in such underwritten offering would require a post-effective amendment to such registration), the Company will, to the extent practicable:

(i) promptly give to each of the Holders of Registrable Securities a written notice thereof as soon as reasonably practicable;

(ii) subject to the provisions of Section 8.2(b) hereof, include in such offering, all the Registrable Securities specified in written or telephonic notices made by the Holders after receipt of the written notice from the Company described in the foregoing clause (i) and before commencement of the underwritten offering. Such written notice may specify all or part of such Registrable Securities held by such Holder. Nothing in this Section 8.2 shall operate to limit the right of any Holder to request the inclusion in the offering of the Ordinary Shares issuable upon conversion of the Notes held by such Holder notwithstanding the fact that at the time of request such Holder has not yet converted such Notes and therefore does not hold such Ordinary Shares.

          (b)     The right of any such Holder to be included in a registration pursuant to this Section 8.2 shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company; provided, however, that, with respect to the matters covered by Section 8.7(b), such underwriting agreement may only obligate a Holder to indemnify an underwriter for any losses, claims, damages, liabilities or expenses incurred in reliance upon and in conformity with written information furnished by such Holder to such underwriter, and provided, further, that the maximum liability of any Holder under such underwriting agreement shall be limited to the total net proceeds from the sale of securities pursuant to such underwriting agreement that are received by such Holder. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) in an offering subject to this Section 8.2 because the number of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of securities to be offered, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of such Holders that may be included in the underwriting shall be reduced, such reduction to be effected for such Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 8.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

          8.3.     Registration Procedures. The Company shall:

           (a)     prepare and file the Shelf Registration Statement, and shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by no later than the last day of the Restricted Period;

          (b)     prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period set forth in Section 8.1 and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 8.3(a) or (b), the Company will furnish to counsel selected pursuant to Section 8.9 hereof copies of all documents proposed to be filed (except any such Exchange Act documents), which documents will be subject to the review and comment of such counsel;

          (c)     furnish to each Holder of such Registrable Securities an adequate number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference) and the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other customary documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

          (d)     use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions within the United States as each Holder shall reasonably request, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (e)     otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC;

          (f)     use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Ordinary Shares are then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange;

          (g)     with respect to underwritten offerings effected pursuant to Section 8.1, enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 8.7 hereof, and take such other customary actions as the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

           (h)     with respect to underwritten offerings effected pursuant to Section 8.1, obtain a “cold comfort” letter or letters from the Company’s current independent public accountants in customary form and covering matters of the type customarily covered by “cold comfort” letters given by independent public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders selling Registrable Securities in such registration;

          (i)     with respect to underwritten offerings effected pursuant to Section 8.1, make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to cooperate with the underwriters’ customary due diligence review, subject in each case to mutually acceptable confidentiality restrictions;

          (j)     promptly notify counsel (selected pursuant to Section 8.9 hereof) for the Holders of Registrable Securities included in such registration statement and any managing underwriter or agent (i) when the registration statement, or when any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

          (k)     subject to the provisions of Section 8.6, make reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

          (l)     if requested by any managing underwriter or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter, the purchase price being paid therefor by such underwriter and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (m)     cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter, if any, or such Holders may reasonably request;

          (n)     with respect to underwritten offerings pursuant to Section 8.1(c), and registrations effected pursuant to Section 8.2, obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter an opinion or opinions from counsel for the Company in customary form and scope;

          (o)     with respect to underwritten offerings pursuant to Section 8.1(c), and registrations effected pursuant to Section 8.2, cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

          (p)     with respect to registrations effected pursuant to Section 8.1(c), provide reasonable assistance in marketing activities, upon reasonable notice thereof, with respect to the distribution of such offering as is appropriate in the context of the offering to facilitate the successful completion of the offering at a price as close to the then-current market price as reasonably practicable, subject to customary discounts for such transactions, and subject to the availability of the Company personnel and provided that the provision of such assistance shall not unduly burden the operations of the Company.

          8.4.     Holders and Permitted Transferees to be Included in Registration Statement. The Company agrees, in the case of (i) a Holder that had not provided the information requested by the Company pursuant to Section 8.5 prior to the effectiveness of the Shelf Registration Statement or (ii) a Permitted Transferee in accordance with the provisions of Section 7.2, to promptly file one or more post-effective amendments to the Shelf Registration Statement or a supplement to the related prospectus, naming such Holder or Permitted Transferee as a selling shareholder in accordance with the provisions of the Securities Act; provided, that such Holder or Permitted Transferee shall have supplied to the Company the information set forth in Section 8.5.

          8.5.     Information Supplied. It shall be a condition precedent to the obligations of the Company to take any action to register the Registrable Securities held by any particular Holder pursuant to this Section 8 that such Holder shall furnish to the Company such information regarding such Holder, the number of Registrable Securities held by it, the intended method of disposition of such Registrable Securities and such other information relating to the Holder as is pertinent to the disclosure requirements relating to the Shelf Registration Statement as the Company may from time to time reasonably request.

          8.6.     Restrictions on Disposition; Suspension Notice. (a) Subject to Section 8.6(b) below, in the event (i) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose; (ii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iii) of any event or circumstance which, upon the advice of the Company’s counsel, necessitates the making of any changes to the Shelf

Registration Statement or the prospectus which forms a part thereof, or any document incorporated or deemed to be incorporated therein by reference, so that such Shelf Registration Statement, will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus, will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iv) the Company shall determine that there is a material development or transaction affecting the Company that has not yet been publicly disclosed, the disclosure of which would, in the good faith judgment of the Board of Directors, materially and adversely affect the Company, then the Company shall deliver a certificate in writing to each Holder (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, such Holder will refrain from selling any Registrable Securities pursuant to the Shelf Registration Statement (a “Suspension”) until such Holder’s receipt of copies of a supplemented or amended prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its commercially reasonable efforts to cause the use of the prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to each Holder. In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to such Holder, such Holder shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 8.6(a).

          (b)     Notwithstanding the provisions of Section 8.6(a), no Holder shall be prohibited in any twelve (12) month period from selling Registrable Securities under the Registration Statement as a result of Suspensions (x) on more than three occasions during such period nor (y) for more than an aggregate of sixty (60) days during such period.

          8.7.     Indemnification. (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to this Section 8, the Company shall indemnify and hold harmless each Holder of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, members, employees or general and limited partners (and any director, officer, and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the “Holder Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Holder Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, further, that the Company shall not be liable to any Holder Indemnified Party in any such case to the extent (and only to the extent) that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such Holder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder Indemnified Party and shall survive the transfer of securities by any Holder.

          (b)     In the event of any registration of any Registrable Securities pursuant to this Section 8, each Holder shall severally indemnify and hold harmless the Company, each of its directors and officers, each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act (the “Company Indemnified Parties”), against any Claims and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Company Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in connection with such registration. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the net dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

          (c)     Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 8.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnified party of the commencement of such action or proceedings; provided, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8.7, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all indemnified parties in each jurisdiction who shall be approved by the majority of the participating Holders in the registration in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and, subject to the prior written acknowledgement by such indemnifying party of its obligation to indemnify the indemnified party with respect to the claims that are the subject of such action or proceeding, to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the indemnified party without the consent of the indemnifying party, such consent not to be unreasonably withheld or delayed. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder.

          (d)     (i)     If the indemnification provided for in this Section 8.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 8.7(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8.7(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e)     Indemnification similar to that specified in this Section 8.7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any disclosure contained in any required registration or other qualification of securities under any law or with any governmental authority other than as required by the Securities Act.

          (f)     The obligations of the parties under this Section 8.7 shall be in addition to any liability which any party may otherwise have to any other party.

          8.8.     Required Reports. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities and Notes without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder in connection with any offering or sale, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

          8.9.     Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Section 8 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration.

          8.10.     Expenses. The Company will pay all Registration Expenses in connection with registrations of all Registrable Securities pursuant to Section 8.1 (including, without limitation, any amendments or supplements filed pursuant to Section 8.4) or Section 8.2 hereof.

          8.11.     No Inconsistent Agreements. The Company represents and warrants that it is not a party to, and agrees that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in this Section 8. The Company represents and warrants that it is not a party to, and agrees that will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which provides a holder of its Ordinary Shares with the right to register Ordinary Shares on terms more favorable to such holder than those contained in this Section 8.

     9.     Termination.

          9.1.     Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, or (b) by either party hereto if the Closing shall not have occurred on or prior to March 31, 2003.

          9.2.     Effect of Termination. In the event of any termination pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or shareholders, with respect to this Agreement, except for liability for any willful breach of this Agreement and pursuant to the last sentence of Section 10.8 hereof.

     10.     Miscellaneous Provisions.

          10.1.     Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 10.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or Nasdaq, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made, and provided further that any public announcement by the Company with respect to Silver Lake and its Affiliates shall be subject to the prior approval of Silver Lake, except to the extent such public announcement is required by law.

          10.2.     Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

          10.3.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.

          10.4.     Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed upon confirmation of receipt, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:

c/o Flextronics International USA, Inc.
2090 Fortune Drive
San Jose, CA 95131
Attention: Chief Financial Officer
Facsimile: 408-428-0859

with a copy to:
Fenwick & West LLP
275 Battery Street
San Francisco, CA 94111
Attention: David K. Michaels, Esq.
Facsimile: 415-281-1350

          if to any Purchaser, addressed as set forth in EXHIBIT A for such Purchaser.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

          10.5.     Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

          10.6.     Governing Law; Injunctive Relief.

          (a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b)     The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Courts of the State of New York in New York City, of the State of California in San Jose, the Courts of the United States of America for the Southern District of New York in New York City and the Northern District of California in San Jose, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 10.4 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) is not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law; and

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law.

          (c)     Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of New York, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

          10.7.     Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          10.8.     Expenses. The Company shall pay the reasonable out-of-pocket fees and expenses incurred by the Purchasers in connection with the proposed investment by Silver Lake and its Affiliates in the Company. On the Closing Date, the Company shall pay such fees and expenses upon receipt from Silver Lake of written notice detailing such fees and expenses, together with appropriate supporting documentation evidencing the calculation of the amount of such fees and expenses. In the event this Agreement is terminated pursuant to Section 9.1 hereof prior to the Closing due to failure by the Company to satisfy one or more conditions set forth in

Section 6.1, upon such termination the Company shall pay such of the foregoing fees and expenses as have been incurred prior to the date of such termination.

          10.9.     Assignment. Except as otherwise provided herein, the rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other parties, provided, however, that, subject to compliance with the restrictions contained in Section 7 (including Section 7.2 hereof), each Purchaser shall have the right to assign and transfer all or a portion of its rights and obligations under this Agreement to one or more of its Affiliates or any Person who is a limited partner of such Purchaser (whether or not in its capacity as such). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement.

          10.10.     Taxes.

          (a)     All sums payable by the Company under this Agreement shall be paid free of any restriction or condition; free and clear of and without any deduction or withholding on account of any tax, levy or any other charges whatsoever; and without deduction or withholding on account of any other amount, whether by way of set-off, counterclaim or otherwise. If the Company or any other person on behalf of the Company is required to make any payment, deduction or withholding on account of any such tax, levy, charges or other amount from any sum paid or payable by the Company to, or any sum received or receivable by, the Purchasers, the Company shall pay such additional amounts as is necessary to ensure that, after the making of that deduction, withholding or payment, the Purchasers receives on the due date and retains a net sum after any such deduction, withholding or payment equal to the respective amounts that the Purchasers would have received and so retained had no such deduction, withholding or payment been required or made. If the Company or any other person on behalf of the Company is required to pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Purchasers, the Company shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Purchasers on behalf of the Company, shall reimburse the Purchasers on demand for the amount paid by it. Within fourteen (14) days after paying any sum from which it is required by law to make any deduction or withholding, and within fourteen (14) days after the due date of payment of any tax, levy, charges or the amount which it is required to pay, the Company shall deliver to the Purchasers evidence reasonably satisfactory to the Purchasers of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

          (b)     If additional amounts become payable by the Company pursuant to Section 10.10(a) hereof, the Company and the Purchasers shall use reasonable efforts to amend this Agreement if such amendment (i) would not subject any Purchaser to any unreimbursed cost or expense, (ii) in the reasonable judgment of the Company, would eliminate or reduce amounts payable pursuant to Section 10.10(a) hereof in the future and (iii) in the reasonable judgment of such Purchaser, would not otherwise be disadvantageous to such Purchaser. The Company agrees to pay all costs and expenses incurred by any Purchaser in connection with any such amendment.

          10.11.     Confidential Information. The Purchasers acknowledge that as a result of their contractual rights under this Agreement (including Sections 5.5, 5.6 and the Rights Agreement), Purchasers may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for any Purchaser, Confidential Information does not include, however, information which (a) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or its Affiliates, subsidiaries or franchisees in violation of this Section 10.11 or any other confidentiality agreement between the Company and such Person, (b) was provided to the Purchaser on a nonconfidential basis and in accordance with law prior to its disclosure by the Company, (c) is provided to the Purchaser on a nonconfidential basis and in accordance with law by a person other than the Company who, to Purchaser’s knowledge, is not otherwise bound by a confidentiality agreement with the Company, or is not otherwise prohibited from transmitting the information to the Purchaser, or (d) was independently developed by the Purchaser. Each Purchaser agrees (i) except as required by law or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Ordinary Shares into which the Notes are convertible) and to cause those Representatives to observe the terms of this Section 10.11 and (ii) not to use Proprietary Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Ordinary Shares into which the Notes are convertible).

          10.12.     Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto. The Company acknowledges that its obligations hereunder are full recourse to the Company and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Purchaser’s ability to collect any obligation hereunder from the Company.

          10.13.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          10.14.     Entire Agreement; Amendments. This Agreement and the Nondisclosure Agreement dated July 17, 2002 constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including the Summary of Key Terms for Convertible Subordinated Notes. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and

Purchasers beneficially holding in the aggregate at least a majority of the principal amount of Notes issued pursuant to this Agreement; provided, that, notwithstanding the foregoing, this Agreement may be amended from time to time without the consent of any other party to include any Permitted Transferee of a Purchaser and a party and a signatory hereto pursuant to Section 7.2 of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title:

[Signature Page to Note Purchase Agreement]

PURCHASERS:

SILVER LAKE PARTNERS CAYMAN, L.P.

By Silver Lake Technology Associates Cayman, L.P., its General Partner

By Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	Name:
Title:

SILVER LAKE INVESTORS CAYMAN, L.P.

By Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	Name:
Title:

SILVER LAKE TECHNOLOGY INVESTORS CAYMAN, L.P.

By Silver Lake (Offshore) AIV GP Ltd., its General Partner

By:	Name:
Title:

[Signature Page to Note Purchase Agreement]

INTEGRAL CAPITAL PARTNERS VI, L.P.

By	Integral Capital Management VI, LLC its General Partner

By	Pamela K. Hagenah a Manager

[Signature Page to Note Purchase Agreement]

EXHIBIT A

PURCHASERS

Purchaser Name and Address	Principal Amount of Notes to be Purchased

Silver Lake Partners Cayman, L.P.	$189,137,627.08

Address:
320 Park Avenue, 33rd Floor
New York, NY 10022
Attention: Yolande Jun
Facsimile: (650) 233-2501

with a copy to:
Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, CA 94304
Attention: Richard Capelouto
Kirsten Jensen
Facsimile: (650) 251-5002

Silver Lake Investors Cayman, L.P.	$5,321,551.54

Address:
Same as Silver Lake Partners Cayman, L.P.
Silver Lake Technology Investors Cayman, L.P.	$540,821.38

Address:
Same as Silver Lake Partners Cayman, L.P.
Integral Capital Partners VI, L.P.	$5,000,000.00

Address:
2750 Sand Hill Road
Menlo Park, CA 94025
Facsimile: (650) 233-0366

TOTAL	$200,000,000.00

EXHIBIT B

Form of Convertible Junior Subordinated Note

CONVERTIBLE JUNIOR SUBORDINATED NOTE

U.S.$	March , 2003

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE NOTE PURCHASE AGREEMENT, DATED AS OF MARCH 2, 2003, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.”

     FOR VALUE RECEIVED, the undersigned, Flextronics International Ltd., a Singapore company (the “Company”), acting through its branch office in Hong Kong, promises to pay to        (the “Investor”), in lawful money of the United States and in immediately available funds (or in Ordinary Shares as provided in Section 2(b)), the principal amount of U.S.$      (the “Face Amount”), all in accordance with the provisions of this Note. The “Issue Date” of this Note is March    , 2003.

     This Note was issued pursuant to the Note Purchase Agreement, dated as of March 2, 2003 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Convertible Subordinated Notes issued pursuant to the Agreement and any other similar convertible subordinated notes issued by the Company in exchange for, or to effect a transfer of, any Note and “Notes” means all such Notes in the aggregate.

     1. Definitions. For purposes of this Note, the following definitions shall be applicable:

     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and ‘under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Note, Integral Capital Partners VI, L.P. shall not be considered an Affiliate of Silver Lake, Silver Lake Investors Cayman, L.P. or Silver Lake Technology Investors Cayman, L.P.

     “Articles of Association” means the Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

     “Average Closing Price”, for any period, shall mean the arithmetic mean average of the Closing Prices for each Trading Day in such period, calculated by dividing the sum of the Closing Prices for each Trading Day in the period by the number of Trading Days in the period.

     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     “Board of Directors” means the board of directors of the Company.

     “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     “Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition.

     “Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner”

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directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

     “Closing Price” of the Ordinary Shares on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the Ordinary Shares, in each case as quoted on the NASDAQ National Market or such other principal securities exchange or inter-dealer quotation system on which the Ordinary Shares are then traded.

     “Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Note Purchase Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

     “Credit Facility” means the Credit Agreement dated as of March 8, 2002, by and among the Company, certain agents and certain lending institutions party thereto, as amended, modified, renewed, restated, refunded, replaced or refinanced from time to time.

     “Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

     “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     “Designated Senior Debt” means (i) any Debt under the Credit Facility (and any guarantees thereof) and (ii) any other Senior Debt otherwise designated by the Company (which designation shall have been approved in writing by the Representative under the Credit Facility), and such approval shall have been delivered to the Holders, so long as (A) the Credit Facility is in effect and (B) the Company shall not then be a party to a credit facility or similar arrangement (other than the Credit Facility) that provides for loans in an aggregate principal amount that is greater than the aggregate principal amount of loans to the Company that may be made under the

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Credit Facility and that are not entered into in violation of the Credit Facility), and the Representative thereunder, as “Designated Senior Debt” and, in the case of the designation by the Company, certified in an Officers’ Certificate delivered to the Holders; provided that not less than $5.0 million aggregate principal amount is outstanding under Designated Senior Debt at the date of the designation and at the date of determination; provided, further, that Designated Senior Debt shall never consist of Lease Debt.

     “Equity Interests” means capital shares of the Company and all warrants, options or other rights to acquire capital shares (but excluding any debt security that is convertible into, or exchangeable for, such capital shares).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Freely Tradeable Shares” means, with respect to Ordinary Shares issuable upon conversion of the Notes or pursuant to Section 2, Ordinary Shares for which each of the following conditions are met at the time of issuance of such Ordinary Shares to a Holder hereunder (i) (A) a registration statement covering all Registrable Securities (as defined in the Agreement) shall have become effective and shall remain effective, as the case may be, on the Final Maturity Date (in the case of Section 2(b)), the redemption date (in the case of Section 3) or the Conversion Date (in the case of Section 4(c)), as applicable (such date, the “Applicable Date”), in accordance with Section 8.1 of the Agreement and (B) a Suspension Notice shall not be in effect on the Applicable Date and the Company shall have agreed in writing not to deliver to the Holders a Suspension Notice (as defined in the Agreement) for at least 25 Trading Days following the Applicable Date, (iii) the resale of such Ordinary Shares shall not be restricted for at least 25 Trading Days following the Applicable Date by reason of the Company’s restrictions on trading to which the Holder are subject pursuant to the Agreement (including pursuant to Sections 7.1(c) thereof) or pursuant to the policies of the Company applicable to the members of its Board of Directors, and (iv) when issued, the Ordinary Shares shall be listed on the Nasdaq National Market (or such other principal national securities exchange or inter-dealer quotation system on which such shares are then traded).

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect.

     “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

     “Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

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     “Holder” means the Person in whose name this Note is registered in the Company’s Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company’s Note Register.

     “Indenture” shall mean, collectively, the indentures relating to the Company’s 8 3/4 % Senior Subordinated Notes due 2007, 9 7/8% Senior Subordinated Notes due 2010 and its 9 3/4% Senior Subordinated Notes due 2010, as in effect on the date hereof, as each may be amended, modified, renewed, restated, refunded, replaced or refinanced from time to time.

     “Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     “Officer” means the Chief Executive Officer, any president, the Chief Financial Officer and any vice president of the Company.

     “Officers’ Certificate” means a certificate signed by two Officers.

     “Permitted Junior Securities” means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to this Note.

     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Restricted Subsidiaries” shall have the meaning contained in the Indenture.

     “Securities Act” means the Securities Act of 1933, as amended.

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     “Senior Debt” means (i) all Debt of the Company outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) all Debt of the Company outstanding under the Indentures, including the Company’s 8 3/4 % Senior Subordinated Notes due 2007, its
9 7/8% Senior Subordinated Notes due 2010 and its 9 3/4% Senior Subordinated Notes due 2010, (iii) any other Debt incurred by the Company, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, (iv) all Obligations with respect to the foregoing and (v) Lease Debt; notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Debt of the Company to any of its Restricted Subsidiaries or other Affiliates or (y) any trade payables.

     “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     “Subject Country” shall mean any jurisdiction other than the country of Singapore and the United States of America, or any state thereof or the District of Columbia.

     “Trading Day” means, with respect to the Ordinary Shares, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on the NASDAQ National Market or such other principal securities exchange or inter-dealer quotation system on which the Ordinary Shares is then traded.

     “Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     2. Payment of Principal of Note.

          (a) No Interest. No interest shall accrue or shall be payable on this Note at any time.

          (b) Scheduled Payment of Principal.

(i) The Company shall pay the Face Amount to the Holder of this Note on March , 2008 (the “Final Maturity Date”). The Company shall, at its option, on the Final Maturity Date, deliver to the Holder of this Note either (A) cash in the amount of the Face Amount or (B) ordinary shares, par value S$0.01 per share, of the Company (the “Ordinary Shares”) having a value (as determined pursuant to the provisions of Section 2(b)(iii) below) equal to the Face Amount.

(ii) No earlier than sixty (60) days and no later than thirty (30) days prior to the Final Maturity Date (provided that if any Holder then requiring HSR Approval (as defined below) prior to converting its Notes into Ordinary Shares shall not have obtained the HSR Approval, then such notice shall not be given any later than forty-five (45) days prior to the Final Maturity Date), the Company shall provide a notice to each Holder, which notice shall state whether the Company shall deliver cash or Ordinary

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Shares on the Final Maturity Date (the “Company’s Election”). Except as set forth below under Section 2(b)(iv), the Company’s Election shall be irrevocable.

(iii) The Ordinary Shares, if any, to be delivered by the Company on the Final Maturity Date pursuant to this Section 2(b), shall be valued at 95% of the Average Closing Price of the Ordinary Shares for the period consisting of the twenty (20) consecutive Trading Days immediately preceding the fifth Trading Day prior to the Final Maturity Date; provided, that if the Closing Price on the fifth Trading Day prior to the Final Maturity Date is less than 90% of such Average Closing Price, then the Ordinary Shares shall be valued at the Closing Price on such fifth Trading Day (the value of the Ordinary Shares as determined pursuant to this Section 2(b)(iii) is herein referred to as the “Maturity Shares Value”).

(iv) If the Maturity Shares Value is less than 90% of the Closing Price of the Ordinary Shares on the date of the Company’s delivery of the Company’s Election, then, at its option, the Company shall have the right to deliver to the Holder of this Note payment in cash (rather than Ordinary Shares) on the Final Maturity Date; provided, that the Company must provide each Holder of such election no later than the third Trading Day prior to the Final Maturity Date.

          Notwithstanding anything to the contrary in this Section 2(b), the Company shall not be permitted to deliver Ordinary Shares to any Holder on the Final Maturity Date unless such Ordinary Shares, when issued to the Holder, will be Freely Tradeable Shares.

          (c) Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 6) shall be made pro rata among all such Holders based upon the aggregate unpaid principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder’s pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(c).

          (d) Payment of Additional Amounts.

(i) All sums payable by the Company to the Holders of the Notes (whether pursuant to this Section 2, Section 3, Section 4(b), Section 5 or otherwise) shall be paid free of any restriction or condition; free and clear of and without any deduction or withholding on account of any tax, levy or any other charges whatsoever; and without deduction or withholding on account of any other amount, whether by way of set-off, counterclaim or otherwise.

(ii) If the Company or any other person on behalf of the Company is required to make any payment, deduction or withholding on account of any such tax, levy, charges or other amount from any sum paid or payable by the Company to, or any sum received or receivable by, the Holders of the Notes, the Company shall pay such

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additional amounts as is necessary to ensure that, after the making of that deduction, withholding or payment, the Holders of the Notes receives on the due date and retains a net sum after any such deduction, withholding or payment equal to the respective amounts that the Holders of the Notes would have received and so retained had no such deduction, withholding or payment been required or made.

(iii) If the Company or any other person on behalf of the Company is required to pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Holders of the Notes, the Company shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Holders of the Notes, shall reimburse the Holders of the Notes on demand for the amount paid by it.

(iv) Within fourteen (14) days after paying any sum from which it is required by law to make any deduction or withholding, and within fourteen (14) days after the due date of payment of any tax, levy, charges or the amount which it is required to pay, the Company shall deliver to the Holders of the Notes evidence reasonably satisfactory to the Holders of the Notes of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(v) If additional amounts become payable under Sections 2(d)(ii) or 2(d)(iii), the Company and the Holder of the Note shall use reasonable efforts to amend the Note if such amendment would (i) not subject such Holder to any unreimbursed cost or expense, (ii) in the reasonable judgment of the Company, would eliminate or reduce amounts payable pursuant to Sections 2(d)(ii) or 2(d)(iii), as the case may be, in the future and (iii) in the reasonable judgment of the Holder, would not otherwise be disadvantageous to such Holder. The Company agrees to pay all costs and expenses incurred by any Holder of the Note in connection with any such amendment.

      3. Optional Redemption.

          (a) Optional Redemption. From and after the three year anniversary of the Issue Date, the Company, at its option, may upon written notice redeem the Notes, in whole but not in part and from all but not less than all the Holders of the Notes, to the extent it has funds legally available therefor, at the redemption price of 100% of the Face Amount thereof; provided that (i) the Company is then permitted (without the necessity of any further approvals or action) to issue the Ordinary Shares upon conversion of the Notes, (ii) the Company shall have complied with its obligations to convert Notes pursuant to the terms of Section 4 hereof during the period of the Redemption Record Date (as defined below) through the Trading Day prior to the redemption date, inclusive, and (iii) the Ordinary Shares then issuable upon conversion of the Notes will be Freely Tradeable Shares. Subject to compliance with the provisions of Section 4, nothing in this Section 3 shall prevent the Holder from converting its Notes at any time prior to the close of business on the Trading Day preceding the redemption of this Note as provided in Section 4(b).

          (b) Payment of Redemption Price.

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(i) The amount of the redemption price on the Notes redeemed, on any redemption set forth herein, shall be paid to the Holders of the Notes in cash.

(ii) The Company’s written notice shall specify the time and place of the redemption of all but not less than all the Notes, calling upon each Holder of record to surrender to the Company on the redemption date at the place designated in the notice all the Notes still owned of record by such Holder on the redemption date. The date such written notice is received by a Holder is the “Redemption Record Date.” The redemption date shall be not fewer than fifteen (15) nor more than sixty (60) Trading Days after the Redemption Record Date; provided that, to the extent that any Holder then requiring HSR Approval prior to converting its Notes into Ordinary Shares shall not have obtained the HSR Approval, such 15 day to 60 day notice period shall commence on the date that such Holder shall have received such HSR Approval, but in no event shall such period commence later than the later of (A) thirty-five (35) days after the receipt by the Holder of the notice of redemption and (B) thirty (30) days after the Company makes all required HSR filings. On or after the redemption date, each Holder of Notes to be redeemed shall present and surrender such Holder’s Notes to the Company at the place designated in the redemption notice and thereupon the redemption price of the Notes shall be paid in cash to or on the order of the person whose name appears in the Note Register (as herein defined) as the owner thereof, and each surrendered Note shall be canceled immediately by the Company. Any notice of redemption by the Company shall be irrevocable.

(iii) If a notice of redemption has been given pursuant to this Section 3 and any Holder of Notes shall, prior to the close of business on the business day immediately preceding the redemption date, give written notice to the Company pursuant to Section 4 below of the conversion of any or all of the Notes held by the Holder and to be redeemed, then such redemption shall not become effective as to such Notes to be converted and such conversion shall become effective as provided in Section 4 below. Any Note called for redemption may not be converted after the close of business on the Trading Day immediately preceding the redemption date, unless the Company shall default in paying the redemption price for such Note on such redemption date.

      4. Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):

          (a) Holder’s Right to Convert. i) At any time after the date hereof and provided that all filings by the Holder of this Note, if any, to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as required with respect to such Holder by Section 5.2 of the Agreement have been made and all related waiting periods applicable to the holder of this Note have expired or have been terminated early (collectively, the “HSR Approval”), the Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Holder thereof, at any time and from time to time into a number of fully paid and nonassessable authorized but unissued Ordinary Shares determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (as defined below) (each such conversion, a “Holder’s Optional Conversion”).

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(i) The “Conversion Price” at which Ordinary Shares shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be $10.50. Such initial Conversion Price shall be subject to adjustment as provided below.

          (b) Company’s Cash-Out Feature. Upon the delivery by the Holder of this Note of notice to the Company of its intent to effect a Holder’s Optional Conversion pursuant to Section 4(a), the Company may, at its option, instead of delivering Ordinary Shares to such Holder in accordance with the Company’s obligations under this Section 4, deliver to such Holder a notice of the Company’s election to deliver cash to the Holder upon conversion (the “Cash-Out Notice”), at the Holder’s address on the Note Register, within one (1) Trading Day of the receipt of the Holder’s conversion notice provided pursuant to Section 4(d)(i); provided, that the Company shall not be permitted to deliver a Cash-Out Notice (and shall not be permitted to deliver cash in lieu of Ordinary Shares pursuant to this Section 4(b)) (A) if the Company has previously delivered a notice of redemption pursuant to Section 3 in respect of the Note being converted or (B) if the Conversion Date is within 30 days of the Final Maturity Date. Following its delivery of the Cash-Out Notice, the Company shall, within three (3) days of the Conversion Date, deliver to the Holder cash in an amount equal to the greater of (i) the product of (w) the number of Ordinary Shares deliverable to such Holder upon such conversion in accordance with the provisions of this Section 4 and (x) the Average Closing Price of the Ordinary Shares for the period consisting of the twenty (20) consecutive Trading Days immediately preceding the third Trading Day prior to the Conversion Date and (ii) the product of (y) the number of Ordinary Shares deliverable to such Holder upon such conversion in accordance with the provisions of this Section 4 and (z) the Closing Price of the Ordinary Shares on the third Trading Day prior to the Conversion Date. The Cash-Out Notice, once delivered by the Company, shall be irrevocable.

          (c) Company’s Right to Force Conversion. At any time or from time to time on or after the first anniversary of the Issue Date and subject to the provisions of this Section 4(c), the Company shall have the right to cause the conversion of all or any part of the Face Amount of this Note into a number of fully paid and nonassessable Ordinary Shares determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price (each such conversion, a “Company’s Forced Conversion”); provided that, in order to effect a Company’s Forced Conversion:

(i) if the Company delivers a Force Notice on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date, the Closing Price of the Ordinary Shares for each of the fifteen (15) consecutive Trading Days ending on the date of the Company’s delivery of the Force Notice (as defined in Section 4(d)(ii)) shall equal or exceed 150% of the then-effective Conversion Price; and

(ii) if the Company delivers a Force Notice on or after the second anniversary of the Issue Date, the Closing Price of the Ordinary Shares for each of the fifteen (15) consecutive Trading Days ending on the date of the Company’s delivery of the Force Notice shall equal or exceed 170% of the then-effective Conversion Price.

          Notwithstanding the foregoing, the Company shall not be permitted to effect a Company’s Forced Conversion unless the Ordinary Shares then issuable upon conversion of the Notes will be Freely Tradeable Shares.

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     (d)  Mechanics of Conversion.

(i) In order to exercise its rights pursuant to a Holder’s Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the Face Amount represented by this Note. Such notice shall state the Face Amount of Notes which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. Subject to the Company’s delivery of a Cash-Out Notice, the date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed for U.S law purposes to be the beneficial owner of the underlying Ordinary Shares as of such date.

(ii) In order to exercise its rights pursuant to a Company’s Forced Conversion, the Company shall deliver written notice to the Holder of this Note (a “Force Notice”) immediately following the close of business on the Trading Day prior to the Conversion Date, stating that the Company elects to convert all or part of the Face Amount represented by this Note. Such Force Notice shall state (A) the Face Amount of Notes which the Company seeks to convert, (B) the Conversion Date (which date shall be the Trading Day immediately following the date of delivery of the Force Notice), (C) the number of Ordinary Shares to be issued in exchange for the Face Amount of Notes to be converted and (D) the place or places where certificates for such Notes are to be surrendered for issuance of certificates representing Ordinary Shares. Notwithstanding the foregoing, to the extent that any Holder then requiring HSR Approval prior to converting its Notes into Ordinary Shares shall not have obtained the HSR Approval, the effectiveness of any Company’s Forced Conversion shall be suspended until the date that such Holder shall have received such HSR Approval, but in no event by more than the later of (A) thirty-five (35) days after the receipt by the Holder of the Force Notice and (B) thirty (30) days after the Company makes all required HSR filings.

(iii) The Holder of this Note shall be deemed for U.S. law purposes to beneficially own the Ordinary Shares underlying this Note as of the applicable Conversion Date. Not later than two Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of Ordinary Shares to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of the Note so surrendered. In lieu of delivering physical certificates representing the Ordinary Shares issuable upon conversion of Notes, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, upon the reasonable request of any Holder), cause its transfer agent to electronically transmit the Ordinary Shares issuable upon conversion of this Note to the Holder, by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is

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available for the issuance of such Ordinary Shares under the terms of this Note and the Note Purchase Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 4 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for U.S law purposes as the beneficial owner of such Ordinary Shares at the opening of business on the applicable Conversion Date.

(iv) The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Ordinary Shares.

(v) No fractional Ordinary Shares shall be issued upon any conversion of the Notes pursuant to this Section 4. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price per Ordinary Share on the Trading Day immediately preceding the related Conversion Date.

(vi) All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive Ordinary Shares or cash, as the case may be, in exchange therefor, and, if applicable, cash for any fractional Ordinary Shares. Any Notes, to the extent so converted, shall be retired and canceled.

(vii) If any conversion pursuant to this Section 4 is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of Ordinary Shares pursuant to such offering, in which event the Holders entitled to receive the Ordinary Shares issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities.

          (e) Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Ordinary Shares, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding Ordinary Shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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          (f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in additional Ordinary Shares, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such issuance and the denominator of which shall be the total number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such additional Ordinary Shares issuable in payment of such dividend or distribution.

          (g) Adjustment for Other Dividends and Distributions.

(i) In the event the Company at any time, or from time to time after the Issue Date, shall declare or otherwise make or issue a dividend or other distribution payable in securities (including, without limitation, debt securities) of the Company (other than Ordinary Shares) or other assets, rights, warrants or properties (including, without limitation, cash dividends and distributions), then, in each such event, immediately prior to the opening of business on the Trading Day following the record date for the determination of stockholders entitled to receive such dividend or other distribution (the “Record Date”), the Conversion Price shall be reduced so that the Conversion Price shall thereafter equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date by a fraction, the numerator of which shall be the Average Closing Price for the Ordinary Shares for the period consisting of the ten (10) Trading Days immediately preceding (but not including) the Record Date (such price, the “Current Market Price”) less the amount of cash and the fair market value (which value shall be determined in good faith by the Board of Directors, subject to 4(g)(iii) below) on the Record Date of any such securities, assets, rights, warrants or properties so distributed applicable to one Ordinary Share (determined on the basis of the number of Ordinary Shares outstanding on the Record Date) and the denominator of which shall be the Current Market Price. In the event that such dividend or distribution is cancelled without having been so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii) In the event the cash value or the fair market value of the non-cash portion attributable to one Ordinary Share of any securities, assets, rights, warrants or properties so distributed in (i) above is equal to or greater than the Current Market Price, then, in lieu of the foregoing adjustment to the Conversion Price, adequate provision shall be made so that each Holder of Notes shall have the right to receive upon conversion the amount of such securities, assets, rights, warrants or properties (including any additional distributions thereon between the Record Date and the Conversion Date) so distributed that such Holder would have received had such Holder converted its Notes on the Record Date. In lieu of distributing such securities, assets, rights, warrants or properties, the Company may distribute to such Holder an amount of cash equal to the fair market value (which value shall be determined in good faith by the Board of Directors, subject to 4(g)(iii) below) as of the distribution date of such securities, assets, rights, warrants or properties.

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(iii) If the Board of Directors determines the fair market value of any dividend or distribution for purposes of this Section 4(g) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Ordinary Shares.

(iv) Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (the “Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 4(g) (and no adjustment to the Conversion Price under this Section 4(g) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 4(g). If any such right or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 4(g) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(v) Upon any conversion of Notes pursuant to this Section 4, the Holders shall be entitled to receive the cash value (or, if such dividends or other distributions do not consist of cash, the fair market value of such dividends or distributions, as determined in good faith by the Board of Directors) of any dividends or other distributions payable after the Conversion Date if the record date for such dividend or distribution was before the Conversion Date. Further, the Company shall ensure that the provisions of this Section 4(g) shall be applied, as nearly as may practicably be, to any securities into which the Notes may become convertible pursuant to the terms of Section 4(i) or 4(j).

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          (h) Adjustments for Certain Tender Offers. In case any tender offer made by the Company or any of its subsidiaries for Ordinary Shares shall expire, then, immediately prior to the opening of business on the day after the expiration of the tender offer (the “Expiration Date”), the Conversion Price shall be reduced so that the Conversion Price shall thereafter equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction, the numerator of which shall be the product of the number of Ordinary Shares outstanding (including Ordinary Shares tendered in the tender offer) on the Expiration Date multiplied by the Closing Price on the Trading Day next succeeding the Expiration Date and the denominator shall be the sum of (i) the aggregate consideration (determined as the sum of the aggregate amount of cash consideration and the aggregate fair market value of any other consideration, which value shall be determined in good faith by the Board of Directors) payable to the holders of Ordinary Shares based on the acceptance of all shares validly tendered and not withdrawn as of the close of business on the Expiration Date (such shares, the “Purchased Shares”) and (ii) the product of (A) the number of Ordinary Shares outstanding (less any Purchased Shares) at the close of business on the Expiration Date and (B) the Closing Price on the Trading Day next succeeding the Expiration Date. Such adjustment shall become effective immediately prior to the opening of business on the Trading Day immediately following the Expiration Date. If the application of this Section 4(h) to any tender offer would result in an increase in the Conversion Price, then no adjustment shall be made pursuant to this Section 4(h).

          (i) Adjustment for Reclassification, Exchange or Substitution. If the Ordinary Shares issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 4), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of Ordinary Shares into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (j) Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the Ordinary Shares (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of Ordinary Shares deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 4 with respect to the rights of the Holders of Notes after the Capital

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Reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement (including without limitation Section 8 of the Agreement) will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

          (k) No Impairment. The Company will not, by amendment of its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.

          (l) Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

          (m) Notice of Record Date. In the event:

(i) that the Company declares a dividend (or any other distribution) on its Ordinary Shares payable in Ordinary Shares, securities, or other assets, rights or properties;

(ii) that the Company subdivides or combines its outstanding Ordinary Shares;

(iii) of any reclassification of the Ordinary Shares of the Company (other than a subdivision or combination of its outstanding Ordinary Shares or a share dividend or share distribution thereon);

(iv) of any Capital Reorganization; or

(v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

     then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating

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(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

     5.     Repurchase Right Upon a Change of Control.

          (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 5 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Face Amount of its Notes (the “Change of Control Payment”).

          (b) On or before the 30th day after a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder’s right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:

(i) the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date of the Company’s delivery of the Change of Control Notice;

(ii) the date by which the Change of Control Repurchase Right must exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii) the amount of the Change of Control Payment;

(iv) a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v) the Conversion Price then in effect, the date on which the right to convert the principal amount of the Notes to be repurchased will terminate (which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date) and the place where such Notes may be surrendered for conversion.

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     No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

     If any of the foregoing provisions or other provisions of this Section 5 are inconsistent with applicable law, such law shall govern.

          (c) To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Repurchase Date, (i) written notice of the Holder’s exercise of such right, which notice shall set forth the name of the Holder, the Face Amount of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes with respect to which the Change of Control Repurchase Right is being exercised shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

          (d) On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company

          (e) Prior to complying with the provisions of this Section 5, but in any event within ninety (90) days following a Change of Control, the Company will either repay in full in cash all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 5. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

          (g) Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 5 shall be retired and canceled.

          (h) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5 applicable to a

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Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     6.     Events of Default.

          (a) Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i) default in payment when due (whether at the Final Maturity Date or upon an earlier redemption or repurchase) of the principal of, or premium, if any, on this Note (whether or not prohibited by the subordination provisions of this Note);

(ii) failure by the Company for 30 days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 5 or Section 7 of this Note;

(iii) failure by the Company for 60 days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement;

(iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(v) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(vi) the Company or any of its Significant Subsidiaries:

(A) commences a voluntary case under any Bankruptcy Law,

(B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

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(E) is unable to pay its debts as they become due; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries,

(B) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries, or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.

          (b) Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within 30 days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.

          (c) Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived.

          (d) Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the principal of, or premium on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

          (e) Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.

          (f) Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the principal of, and premium on, this Note, on or after the respective due dates expressed in the

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Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

     7.     Successors.

          (a) Merger, Consolidation or Sale of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of either (A) the United States, any state thereof, the District of Columbia or Singapore or (B) a Subject Country, in which case the Company will have satisfied its obligations set forth in Section 7(c);

(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement pursuant to a written document in a form reasonably satisfactory to the holders of a majority in aggregate principal amount of the Notes; and

(iii) immediately after such transaction no Default or Event of Default exists.

          (b) Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note and the Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

          (c) Restrictions upon Reincorporating, Merging or Consolidating into a Subject Country. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions (a “Subject Transaction”) to, another corporation, Person or entity unless it satisfies certain conditions. If the surviving or resulting transferee, lessee or successor Person (the “Successor

21

Corporation”) in a Subject Transaction is incorporated in a Subject Country, then the Company must satisfy the conditions specified in paragraphs (i), (ii) and (iii) below as promptly as practicable but no later than 60 days following the date of such Subject Transaction:

(i) the Company shall have delivered to the Holders a written opinion, in form and substance satisfactory to the Holders of a majority of the aggregate principal amount of the Notes then outstanding, of independent legal counsel of recognized standing, as to the continued validity, binding effect and enforceability of the Notes and the Agreement;

(ii) the Company shall have delivered to the Holders a certificate, in form and substance satisfactory to holders of a majority in aggregate principal amount of the Notes then outstanding, signed by two executive officers of the Successor Corporation, as to the continued validity, binding effect and enforceability of the Notes and the Agreement; and

(iii) the Successor Corporation shall, promptly but no later than 60 days following the date of such Subject Transaction, consent to the jurisdiction of the Courts of the State of New York.

          In the event of any Subject Transaction in which the Successor Corporation is organized and existing under the laws of a Subject Country, the Company will indemnify and hold harmless the Holder of each Note from and against any and all present and future taxes, levies, imposts, charges and withholdings (including, without limitation, estate, inheritance, capital gains and other similar taxes), and any and all present and future registration, stamp, issue, documentary or other similar taxes, duties, fees or charges, imposed, assessed, levied or collected by or for the account of any jurisdiction or political subdivision or taxing or other governmental agency or authority thereof or therein on or in respect of the Notes or any amount paid or payable under any the Notes which, in any such case, would not have been imposed had such Subject Transaction not occurred.

     8. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of, or premium on, the Notes, (iii) change the time at which any Note may be redeemed or repurchased or amend the conversion rights as set forth under Sections 4 or 5, (iv) alter or adversely affect the rights of any Holder under Section 3, (v) modify the provisions of Section 12 in a manner adverse to the Holders of any Notes, (vi) make any Note payable in any money or at any place other than as stated in the Note, (vii) impair the right of any Holder to receive payments of principal of, or premium on, such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or (viii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.

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     9.     Place of Payment. Payments of principal and premium, if any, and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified on Exhibit A to the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

     10.     Costs of Collection. In the event that the Company fails to pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal and/or premium hereunder, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal and premium, including, without limitation, reasonable attorneys’ fees and expenses.

     11.     Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     12.     Subordination of Notes.

          (a) Notes Subordinated to Senior Debt.

               The Company covenants and agrees, and each Holder of the Notes, by its acceptance thereof, likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Section 12; and each person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all Obligations on the Notes by the Company shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment shall be duly provided for to the satisfaction of the holders of the Senior Debt) of all Obligations on the Senior Debt; that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Debt, and that each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the covenants and provisions contained in this Note.

          (b) No Payments on Notes in Certain Circumstances.

(i) If (A) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (B) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and, in the case of clause (B), the Company receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt then, the Company may not make any payment upon or in respect of the Notes (except payments in the form of Permitted Junior Securities) (the period during which such payments may not be made, the “Payment Blockage Period”). Payments on the Notes may and shall be resumed (x) in the case of a payment default, upon the date on which such default is cured or waived and (y) in case of a nonpayment

23

default, the earlier of (1) the date on which such nonpayment default is cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received, (3) the date such Designated Senior Debt shall have been discharged or paid in full in cash or (4) the date such Payment Blockage Period shall have been terminated by written notice to the Company from the holders of Designated Senior Debt initiating such Payment Blockage Period, after which, in the case of clauses (1), (2), (3) and (4), the Company shall resume making any and all required payments in respect of the Notes, including any payments not made to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions, unless the provisions described in clause (A) are then applicable. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

(ii) The Company must provide the holders of Designated Senior Debt at least 10 days’ prior written notice of any acceleration of the maturity of the Notes.

(iii) As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt.

(iv) In the event that, notwithstanding the foregoing, any payment shall be received by any Holder when such payment is prohibited by Section 12(b)(i), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) as their respective interests may appear. The Company shall be entitled to conclusively rely on information regarding amounts then due and owing on the Senior Debt, if any, received from the holders of Senior Debt (or their representatives), and only amounts included in the information provided to the Company shall be paid to the holders of Senior Debt.

(v) Nothing contained in this Section 12 shall limit or compromise the right of the Holders to take any action to accelerate the maturity of the Notes pursuant to Section 6 or to pursue any rights or remedies hereunder or otherwise; provided, however, that all Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to Obligations on the Notes.

          (c) Payment Over of Proceeds upon Dissolution, Etc.

(i) Upon any distribution to creditors of the Company in a total or partial liquidation, winding-up, reorganization or dissolution of the Company or in a voluntary or involuntary bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company’s assets and liabilities, the holders of Senior

24

Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive Permitted Junior Securities).

(ii) To the extent any payment of Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

(iii) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by any Holder when such payment or distribution is prohibited by this Section 12(c), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(iv) The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its assets, to another corporation shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 12(c) if, in the event the Company is not the surviving corporation, such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Company’s obligations under the Notes.

          (d) Payments May be Made Prior to Dissolution. Nothing contained in this Section 12 or elsewhere in this Note shall prevent the Company, except under the conditions described in Sections 12(b) and 12(c), from making payments at any time for the purpose of making payments of principal of and premium, if any, on the Notes.

          (e) Subrogation. Subject to the payment in full in cash or Cash Equivalents of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the Notes shall be paid in full; and, for the purposes of such subrogation, no

25

such payments or distributions to the holders of the Senior Debt or by or on behalf of the Company or by or on behalf of the Holders by virtue of this Section 12 which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be a payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 12 are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of the Senior Debt, on the other hand.

          (f) Obligations of the Company Unconditional. Nothing contained in this Section 12 or elsewhere in this Note is intended to or shall impair, as among the Company, creditors other than the holders of Senior Debt, and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and any premium on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of any Senior Debt, nor shall anything herein or therein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 12 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

          (g) Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Section 12, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 12.

          (h) Subordination Rights Not Impaired by Acts or Omissions of the Company or a Guarantor or Holders of Senior Debt.

(i) No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such Holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such Holder may have or otherwise be charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Section 12 or the obligations hereunder of the Holders of the Notes to the holders of the Senior Debt, do any one or more of the following: (A) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt, or any instrument evidencing or securing the same or any agreement under which Senior

26

Debt is outstanding; (B) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (C) release any person liable in any manner for the payment or collection of Senior Debt; and (D) exercise or refrain from exercising any rights against the Company or any other person.

          (i) Holders’ Agreement to Effectuate Subordination of Securities. Each Holder by its acceptance of the Notes agrees to take such action as may be necessary or appropriate to effectuate, as between the holders of Senior Debt and the Holders, the subordination provided in this Section 12.

          (j) This Section 12 Not to Prevent Events of Default. The failure to make a payment on account of principal of or premium on the Notes by reason of any provision of this Section 12 will not be construed as preventing the occurrence of an Event of Default.

     13.     Benefits of the Agreement. The Investor and all transferees (to the extent permitted in the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

     14.     Registration of Transfer and Exchange Generally.

          (a) Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

     Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

     At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company’s principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.

     All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

     Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

     No service charge shall be made for any registration of transfer or exchange of Notes.

27

          (b) Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

     If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by the Company to save itself harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

     Every new Note issued pursuant to this Section 14 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

     The provisions of this Section 14 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

     15.     Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     16.     Consent to Jurisdiction and Service. (a) The Company hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Note or the transactions contemplated hereby, to the general non-exclusive jurisdiction of the Courts of (A) the State of California in San Jose, California and (B) the State of New York in New York City, the Courts of the United States of America for (C) the Northern District of California in San Jose, California and (D) the Southern District of New York in New York City, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at the Company’s address set forth in Section 10.4 of the Agreement or at such other address of which the Holder of this Note shall have been notified pursuant the terms of the Agreement; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the

28

courts referenced in the foregoing clause (i) is not available despite the intentions of the parties hereto.

          (b) The Company agrees that a final judgment in any suit, action or proceeding brought in a court described in Section 16(a)(i) may be enforced in the courts of any jurisdiction to which the Company is subject by a suit upon such judgment, provided that service of process is effected upon the Company in the manner specified herein or as otherwise permitted by law. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Note, to the extent permitted by law.

     17.     Hong Kong Branch; Full Recourse Obligations. Notwithstanding anything to the contrary contained herein, all payments of principal and premium, if any, by the Company with respect to the Notes will be made by the Company through its Hong Kong branch office; provided, however, that notwithstanding the foregoing, the Company acknowledges that its Obligations hereunder are full recourse to the Company and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Holder’s ability to collect any Obligation from the Company.

     18.     Notices. Any notices or other communications required or permitted to be given under this Note shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed upon confirmation of receipt, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:

c/o Flextronics International USA, Inc. 2090 Fortune Drive San Jose, CA 95131 Attention: Chief Financial Officer Facsimile: 408-428-0859

with a copy to:

Fenwick & West LLP 275 Battery Street San Francisco, CA 94111 Attention: David K. Michaels, Esq. Facsimile: 415-281-1350

if to the Holder, addressed as follows:

[Silver Lake Entity]

29

with a copy to:

Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, CA 94304 Attention: Richard Capelouto Kirsten Jensen Facsimile: (650) 251-5002

          Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

30

     IN WITNESS WHEREOF, the Company has executed and delivered this Note on March      , 2003.

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:
Title:

EXHIBIT 1

(To be Executed by Registered Holder
in order to Convert Note)

CONVERSION NOTICE
FOR
CONVERTIBLE JUNIOR SUBORDINATED NOTE DUE 2008

     The undersigned, as Holder of the Convertible Junior Subordinated Note due 2008 of FLEXTRONICS INTERNATIONAL LTD., (the “Company”), in the outstanding principal amount of U.S. $     (the “Note”), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into ordinary shares, S$0.01 par value per share (the “Ordinary Shares”), of the Company according to the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the Ordinary Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:

By:

Print Name:
Print Title:

Print Address of Holder:

Issue Ordinary Shares:

at:

Electronically transit and credit Ordinary
Shares to:	at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF ORDINARY SHARES TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:

(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:	$

Conversion Price	$

Number of Ordinary Shares =	Total dollar amount converted	=	$

Conversion Price

Number of Ordinary Shares =

If the conversion is not being settled by DTC, please issue and deliver      certificate(s) for Ordinary Shares in the following amount(s):

Please issue and deliver      new Note(s) in the following amounts:

EXHIBIT C

Matters to be Covered by Opinion of Fenwick & West LLP

1.	The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The Note Purchase Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

3.	No consent, approval, authorization, order, registration or qualification of or with any United States federal or California State governmental agency or body is required under United States federal or California State law for the issue and sale of the Notes by the Company and the performance by the Company of all of its obligations under the Note Purchase Agreement and the Notes, except for (i) the filing after the Closing by the Company of a shelf registration statement under Rule 415 of the Securities Act covering the Ordinary Shares issuable upon conversion of the Notes, (ii) the filing of such reports and information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with the issue and sale of the Notes and the other transactions provided for under the Note Purchase Agreement, and (iii) such consents and approvals as have been obtained.

4.	The issue and sale of the Notes by the Company and the performance by the Company of all of its obligations under the Note Purchase Agreement and the Notes will not result in a breach or default under, or require the consent of any other party to, any Material Agreement, nor will such action violate any United States federal or California State law, rule or regulation or any order known to us issued pursuant to any United States federal or California State statute or law by any United States federal or California State court or governmental agency or body to which the Company or any of its subsidiaries is a party.

5.	To the knowledge of such counsel, there are no pending or threatened legal or governmental proceedings that question the validity of the Note Purchase Agreement, the Notes or any action taken or to be taken by the Company pursuant thereto.

6.	The Company is not, and after giving effect to the issue and sale of the Notes and the application of the net proceeds thereof, will not be an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

7.	The offer and sale of the Notes to the Purchasers in accordance with the Note Purchase Agreement is exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and the qualification requirements of the California Corporate Securities Law of 1968, as amended.

EXHIBIT D

Matters to be Covered by Opinion of Singapore Counsel to the Company

1.	The Company is a company duly incorporated and is validly existing under the laws of Singapore and has due power and authority to enter into the Note Purchase Agreement and to issue the Notes convertible into Ordinary Shares of the Company pursuant to the Note Purchase Agreement.

2.	The Company has taken all necessary corporate action required under the laws of Singapore and under its Memorandum and Articles of Association to authorise the entry into, execution and delivery of, and the performance of its obligations under, the Note Purchase Agreement.

3.	(a) The authorised share capital of the Company as at [ ] 2003 is S$[15,000,000] divided into [1,500,000,000] Ordinary Shares and (b) out of the authorised share capital of [1,500,000,000] Ordinary Shares, [ ] Ordinary Shares have been issued as at [ ] 2003 based on the Transfer Agent’s Certificate furnished to us by the Transfer Agent, and based on the Company’s Resolutions and assuming that such shares and the certificates relating thereto were issued by the Transfer Agent on behalf of the Company in accordance with the Company’s Resolutions and the Memorandum and Articles of Association of the Company, all of the issued Ordinary Shares have been duly and validly authorised and issued and were not issued in violation of or subject to any pre-emptive rights or other rights to subscribe for or purchase any securities of the Company contained in the Memorandum and Articles of Association of the Company or provided by the laws of Singapore.

4.	The Notes have been duly authorised by the Company and, when issued and delivered in the manner and against payment of the purchase price therefor, as provided for in the Note Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the issuance of such Notes will not be subject to any pre-emptive or similar rights under (a) the laws of Singapore or (b) the Memorandum and Articles of Association of the Company; and, except as set out in paragraph 5 above, there are no restrictions on the transfer of the Notes under the laws of Singapore.

5.	The Ordinary Shares issuable upon conversion of the Notes have been duly authorised by the Company and such Ordinary Shares, when issued upon such conversion in accordance with the terms of the Notes, will be validly issued and will be fully paid and non-assessable, and the issuance of such Ordinary Shares upon such conversion will not be subject to any pre-emptive or similar rights under (a) the laws of Singapore or (b) the Memorandum and Articles of Association of the Company. For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under Singapore law that holders of such Ordinary Shares, having fully paid up all amounts due on such Ordinary Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

6.	As at the date hereof:

(a)	we are not representing the Company in any legal or governmental proceedings, pending or threatened, to which the Company is a party or to which any of the properties of the Company is subject which could reasonably be expected to have a material adverse effect on the performance of the Note Purchase Agreement or the consummation of any of the transactions contemplated under the Note Purchase Agreement; and

(b)	we are not aware of the existence of any legal or governmental proceedings in Singapore to which the Company is a party or to which any of the properties of the Company is subject.

7.	No consent, approval, authorisation or order of or qualification with any governmental body or agency or securities exchange authority in Singapore was or is required for the consummation of the transactions contemplated in the Note Purchase Agreement and the issue and delivery of the Notes.

8.	The consummation of any of the transactions contemplated in the Note Purchase Agreement and the issue and delivery of the Notes (a) have been duly authorised by the Company and (b) do not contravene (1) any provision of the laws of Singapore, (2) the Memorandum and Articles of Association of the Company or (3) as far as we are aware, any judgment, order or decree of any governmental body, agency or court of Singapore having jurisdiction over the Company or any of its assets.

EXHIBIT E

Form of Management Rights Letter

Silver Lake Partners Cayman, L.P.
320 Park Avenue, 33rd Floor
New York, NY 10022

               Re: Management Rights

          To Whom It May Concern:

     In consideration of the acquisition of Convertible Subordinated Notes (the “Notes”) issued by Flextronics International Ltd. (the “Company”) as of the date hereof, the Company hereby agrees that Silver Lake Partners Cayman, L.P. (the “Investor”) shall have the following rights as long as it owns any Notes issued by the Company (or Ordinary Shares issuable upon conversion thereof):

1. If the Investor is not represented by a designee on the Company’s Board of Directors, the Investor will be entitled to receive the same information as is provided to members of the Board of Directors of the Company.

2. Upon the reasonable request of the Investor from time to time, a representative of the Investor will be entitled to meet and consult with the senior executive management team of the Company to discuss the Company’s quarterly and annual business plans and to review the Company’s progress in achieving its plans. The Company will notify the Investor of any significant business issues or initiatives affecting the Company, such as: changes in the Company’s capital structure; incurrence of any significant indebtedness; significant business acquisitions, dispositions or similar transactions; developments or proposals entailing a potentially significant liability; nomination of directors; appointment or election of senior management personnel; and adoption of contracts, plans or other compensation arrangements covering senior management personnel. Whenever reasonably possible, such notice will be provided to the Investor in a manner that affords the Investor an opportunity to consult with the Company prior to the Company taking any significant action on such issues or initiatives.

3. Upon the reasonable request of the Investor, a representative of the Investor will be entitled to inspect the books and records of the Company and the facilities of the Company, and to request and receive reasonable information regarding the Company’s financial condition and operations. Without limiting the foregoing, the Company shall deliver to the Investor:

(i) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, actually prepared by the Company as soon as available.

          The Company agrees to consider, in good faith, the recommendations of the Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

          The above-mentioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Investor’s interest in the Notes (or Ordinary Shares issuable upon conversion thereof) as a venture capital investment for purposes of the Department of Labor “plan asset” regulation, 29 C.F.R. § 2510.3-101, and in the event such rights are not satisfactory for such purpose, the Company and the Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulation. Notwithstanding the foregoing, in the event that the Investor’s interests in the Company are exchanged, converted or transferred in any manner for or into interests in any other corporation, organization, or similar entity pursuant to any recapitalization of the Company, including, without limitation, any merger of the Company with and into any of its subsidiaries, the Company shall use its reasonable best efforts to provide that a Management Rights Letter in form and substance similar to this letter be executed and delivered to the Investor by such successor company.

COMPANY:

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:
Title: